Exhibit 10.40

RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (this "Agreement") is made _________________________, by and between Steiner Leisure Limited, a Bahamas international business company (the "Company") and the undersigned employee (the "Employee").

1. Grant of Restricted Share Units.

Pursuant to the [Steiner Leisure Limited 2009 Incentive Plan/Steiner Leisure Limited 2012 Incentive Plan] (the "Plan"), the Company hereby grants to Employee, as of ___________________ (the "Date of Grant"), ________________________________ (_______) restricted share units under the Plan, each of which entitles the Employee to receive a common share of the Company (a "Share") upon vesting, as described in, and subject to the terms of, this Agreement (the "Restricted Share Units"). Capitalized terms not otherwise defined herein shall have the same meaning as in the Plan.

2. Period of Restriction and Vesting of the Restricted Share Units.

    Period of Restriction. All restrictions imposed by this Agreement and the Plan shall apply to the Restricted Share Units until such Restricted Share Units are vested and become Shares (as provided in Section 2(b) hereof) (the period during which such restrictions apply is referred to herein as the "Period of Restriction"). Restricted Share Units with respect to the period after the Period of Restriction has ended are referred to herein as "Vested Shares."

    Vesting. Subject to Section 3 hereof, the restrictions on the Restricted Share Units shall lapse and the Restricted Share Units shall vest on the following dates:

Date	Annual Amount Vested(1)	Cumulative Amount
__________________	one-fourth	one-fourth
__________________	one-fourth	two-fourths
__________________	one-fourth	three-fourths
__________________	one-fourth	all

    3. Accelerated Vesting.

    Notwithstanding the foregoing, the restrictions applicable to the Restricted Share Units shall lapse and the Restricted Share Units shall vest and become Vested Shares upon the occurrence of any of the following events:

    death of the Employee;

    a change in control of the Company, as defined in the Plan;

    _________________

    (1)Rounded down to the nearest share, if necessary

    retirement of the Employee in accordance with applicable policies of the Company or a subsidiary of the Company by which the Employee is employed, as the case may be (a "Subsidiary"), and provided that such policies do not provide to the contrary;

    termination of employment of the Employee by the Company or a Subsidiary without cause (only if the Employee then has an employment agreement with the Company or a Subsidiary approved by the Compensation Committee of the Board of Directors of the Company);

    the Employee's termination of employment with the Company or a Subsidiary for "good reason" (only if the Employee then has an employment agreement with the Company or a Subsidiary approved by the Compensation Committee of the Board of Directors of the Company); and

    any other event specified as causing accelerated vesting in an applicable employment agreement, if any, between the Employee and the Company or a Subsidiary.

4. Transferability of Restricted Share Units.

The Restricted Share Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until they have become Vested Shares.

5. Termination of Employment.

Except as provided above, upon the termination of the employment of the Employee or other service of Employee with the Company or a Subsidiary, for any reason, all Restricted Share Units shall be forfeited immediately.

6. Use of Broker.

In order to assure compliance with any applicable tax withholding requirements, Vested Shares may only be sold through a securities broker selected by the Company, currently the Coral Gables office of Merrill Lynch.

7. Certain Tax Actions.

Depending on the jurisdiction where the Employee pays taxes, there may (or may not) be certain actions that the Employee can take in connection with this grant of Restricted Share Units that could, under certain circumstances, affect the amount of tax that the Employee pays in connection with this grant of Restricted Share Units.  Accordingly, the Employee should contact promptly the Employee's tax advisor to determine whether there is any tax-related action the Employee should take in connection with this grant of Restricted Share Units and as to any other tax aspects of this grant of Restricted Share Units.  The Employee must notify the Company with respect to any tax-related elections or other actions made or taken by the Employee within two (2) business days after taking such action.  The Employee hereby indemnifies and holds harmless the Company and its affiliates and the directors, officers, agents and representatives of the Company and its affiliates, respectively, for any tax, penalty or interest imposed on the Company or such other parties in connection with the grant or vesting of Restricted Share Units resulting from the Employee's failure to provide notice to the Company in accordance with this Section 7.

8. Shareholder Rights.

The Employee shall have no rights as a shareholder of the Company with respect to the Restricted Share Units until the expiration of the Period of Restriction. Among other things, during the Period of Restriction, the Employee shall have no voting rights or rights to dividends or other distributions (if any) with respect to the Restricted Share Units. Upon the expiration of the Period of Restriction, the Employee shall have all rights of a shareholder of the Company with respect to the Vested Shares.

9. Adjustments Upon Changes in Capitalization, Etc.

In the event of any change in the outstanding Shares of the Company by reason of any Share split, Share dividend, recapitalization, merger, consolidation, combination or exchange of Shares or other similar corporate change or in the event of any special distribution to the shareholders, the Committee shall make such equitable adjustments in the number of Restricted Share Units as the Committee determines are necessary and appropriate. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

10. Tax Withholding.

In order to enable the Company or a Subsidiary to meet any applicable withholding tax requirements arising as a result of the grant or vesting of the Restricted Share Units, unless the Company or a Subsidiary receives from the Employee, no later than six (6) business days before the date that the Restricted Share Units vest (or, if withholding is required earlier than the vesting date due to a tax election by the Employee or otherwise, within five (5) business days before the date required by such tax election or other event), or as otherwise may be indicated in a letter provided to the Employee by the Company prior to the applicable vesting date, a check in an amount equal to the amount required to be withheld for tax purposes in connection with such vesting or other event, the Company shall withhold such amount of Restricted Share Units that otherwise would have vested or been delivered to the Employee as necessary to pay the required tax withholding. The value of any Restricted Share Units to be withheld by the Company shall be the Fair Market Value on the date to be used to determine the amount of tax to be withheld.

11. Restricted Share Units Subject to Plan.

The Restricted Share Units awarded pursuant to the Plan are subject to all of the terms and conditions of the Plan, the terms of which are hereby expressly incorporated and made a part hereof. Any conflict between this Agreement and the Plan shall be controlled by, and settled in accordance with, the terms of the Plan. The Employee acknowledges that the Employee has received, read and understood the provisions of the Employee Plan and agrees to be bound by its terms and conditions.

12. Compliance with Insider Trading Policy.

Employee acknowledges and confirms that all transactions in the Shares and any derivative securities related to the Shares shall be in compliance with the Company's Policy Statement on the Prevention of Insider Trading.

13. Interpretation.

Any dispute regarding the interpretation of this Agreement shall be submitted by the Employee or by the Company forthwith to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on the Company and on the Employee.

14. Not a Contract of Employment.

This Agreement shall not be deemed to constitute an employment contract between the Company or a Subsidiary and the Employee or to be a consideration or an inducement for the employment of the Employee.

15. Notices.

Any notice required or permitted hereunder shall be given in writing and deemed delivered when (i) personally delivered, (ii) sent by facsimile transmission and a confirmation of the transmission is received by the sender, or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as Federal Express or UPS, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate.

16. Further Instruments.

The parties agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

17. Entire Agreement; Governing Law; Severability; Etc.

The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof and thereof, and shall be interpreted in accordance with, and shall be governed by, the laws of The Bahamas, subject to any applicable United States federal or state securities laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, and both of which, together, shall constitute the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE	STEINER LEISURE LIMITED
______________________________	By: ___________________________
[NAME OF EMPLOYEE]	Stephen Lazarus Executive Vice President and Chief Financial Officer
Address and Facsimile Number:	Address and Facsimile Number:
________________________ ________________________ Fax No.: ________________	c/o Steiner Management Services, LLC 770 South Dixie Hwy., Suite 200 Coral Gables, Florida 33146 Facsimile: (305) 358 - 7704